Exhibit 99.1

ITG Releases September 2018 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, October 8, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that September 2018 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 144 million shares, compared to 2.6 billion shares and ADV of 114 million shares in August 2018 and 2.6 billion shares and ADV of 130 million shares in September 2017. There were 19 trading days in September 2018, 23 trading days in August 2018 and 20 trading days in September 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	Average POSIT Alert Trade Size	Avg. POSIT Alert Trade Size Ex- Algos*

September 2018	19	2,742,342,401	144,333,811	52,279,768	268	13,138,505	10,004	32,949

YTD 2018	188	24,885,496,674	132,369,663	48,890,803	284	13,936,398	15,596	35,363

*Excluding shares crossed through POSIT Alert from ITG algorithms

Average U.S. revenue per share in September 2018 was approximately 8% lower than the average in the second quarter of 2018, due in part to an increase in lower-rate index rebalance trading.

International Trading Activity

The average daily trading commissions in September 2018 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 12% in U.S. dollar terms on a combined basis as compared to the second quarter of 2018 and were down approximately 1% as compared to September 2017. On a blended international basis, there were approximately 20 trading days in both September 2018 and September 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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